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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

Equity Office Properties Trust

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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________________________________________________________________________________
EQUITY OFFICE PROPERTIES TRUST
2006 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Wednesday, May 24, 2006
at 8:30 a.m. local time
One North Franklin Street
3rd Floor
Chicago, Illinois 60606

EQUITY OFFICE PROPERTIES TRUST
Two North Riverside Plaza, Suite 2100
Chicago, Illinois 60606

NOTICE OF ANNUAL MEETING

      It is a pleasure to invite you to the 2006 annual meeting of shareholders of Equity Office Properties Trust (“Equity Office”). The annual meeting will be held at One North Franklin Street, 3rd Floor, Chicago, Illinois on Wednesday, May 24, 2006 at 8:30 a.m. local time, for the following purposes:

•	To elect ten trustees to a one-year term;

•	To ratify the Audit Committee’s appointment of Ernst & Young LLP to act as Equity Office’s independent auditors for 2006; and

•	To conduct such other business as may properly come before the meeting or any adjournment or postponement of the meeting.
      Only shareholders of record of Equity Office common shares at the close of business on March 31, 2006 are entitled to vote at the 2006 annual meeting or any adjournment or postponement of the meeting.
      Whether you own a few or many common shares and whether or not you plan to attend in person, it is important that your shares be voted on matters that come before the meeting. You may vote your common shares by using a toll-free telephone number or the Internet. Instructions for using these convenient services are provided on the proxy card and in the attached proxy statement. If you prefer, you may still vote your common shares by marking your votes on the proxy card, signing and dating it, and mailing it in the envelope provided. If you sign and return your proxy card without specifying your choices, it will be understood that you wish to have your common shares voted in accordance with the Trustees’ recommendations.

By Order of the Board of Trustees

Stanley M. Stevens
Executive Vice President,
Chief Legal Counsel and
Secretary
April 20, 2006

PROXY STATEMENT

i

EQUITY OFFICE PROPERTIES TRUST
Two North Riverside Plaza, Suite 2100
Chicago, Illinois 60606

PROXY STATEMENT

      Your vote is very important. For this reason, our Board of Trustees is soliciting your proxy to allow your common shares of beneficial interest to be represented and voted, as you direct, by the proxy holders named in the enclosed proxy card at the 2006 annual meeting of shareholders of Equity Office Properties Trust to be held on Wednesday, May 24, 2006, at 8:30 a.m. local time. “We,” “our” and “Equity Office” refer to Equity Office Properties Trust. This proxy statement, the enclosed proxy card and our 2005 Annual Report to Shareholders, which was prepared on an integrated basis with our Annual Report on Form 10-K for the year ended December 31, 2005, are being mailed to shareholders beginning on or about April 20, 2006. Shareholders may obtain a copy of the exhibits to Equity Office’s Form 10-K for the year ended December 31, 2005 upon payment of a reasonable fee by writing to Equity Office Properties Trust, Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606-2703, Attention: Elizabeth P. Coronelli. You may also view the exhibits to our Form 10-K in the Investor Relations section of our website at www.equityoffice.com.

INFORMATION ABOUT THE MEETING AND VOTING

What am I voting on?
      The Board of Trustees is soliciting your vote for:

•	The election of ten trustees to a one-year term; and

•	Ratification of the Audit Committee’s appointment of Ernst & Young LLP to act as Equity Office’s independent auditors for 2006.
      With respect to any other matter that properly comes before the meeting or any adjournment or postponement thereof, the representatives holding proxies will vote as recommended by the Board or, if no recommendation is given, in their own discretion.
Who is entitled to vote?
      Common shareholders of record as of the close of business on March 31, 2006 (record date) are entitled to vote on matters that come before the meeting. Common shares can be voted only if the shareholder is present in person or is represented by proxy. At the close of business on the record date, there were 367,099,955 common shares outstanding and entitled to vote. A list of shareholders entitled to vote at the annual meeting will be available at the annual meeting and for ten days prior to the meeting, between the hours of 8:30 a.m. and 4:30 p.m. local time, at our corporate offices located at Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606. You may arrange to review this list by contacting Stanley M. Stevens, the Secretary of Equity Office.
How many votes do I have?
      Each common share has one vote. The enclosed proxy card shows the number of common shares that you are entitled to vote.
How do I vote?
      You can ensure that your common shares are voted at the meeting by submitting your instructions by telephone, by the Internet or by completing, signing, dating and returning the enclosed proxy form in the envelope provided. Maryland law permits a shareholder to authorize another person to act as proxy and to transmit that authorization to the proxy by any telephonic or electronic means (including the Internet). If the telephone or Internet option is available to you, we strongly encourage you to use it because it is faster and less costly. Registered shareholders can transmit their voting instructions by telephone by calling 1-800-652-VOTE (1-800-652-8683) or on the Internet at http://www.computershare.com/expressvote. Telephone and Internet voting are available 24 hours a day until 1:00 a.m. (Chicago time) immediately prior to the annual meeting. Have your proxy card with you if you are going to transmit your voting instructions by telephone or the Internet. To vote by mail, please sign, date and mail your proxy card in the envelope provided.
      If you own your shares through a bank or broker, you should follow any separate instructions provided to you. Although most banks and brokers now offer telephone and Internet voting, availability and specific procedures will depend on their voting arrangements.
      For participants in the Equity Office Dividend Reinvestment and Share Purchase Plan or the Non-Qualified Employee Share Purchase Plan, your plan shares will be voted as you specify on your proxy card and will not be voted if the proxy card is not returned or if you do not vote by telephone or the Internet. For employees holding restricted shares acquired through the 1997 Share Option and Share Award Plan or the 2003 Share Option and Share Incentive Plan, your shares will be voted as you specify on your proxy card and will not be voted if the proxy card is not returned or if you do not provide voting instructions by telephone or the Internet. Employees and trustees who hold phantom share units in the Equity Office Third Amended and Restated Supplemental Retirement Savings Plan (“SRP”) are permitted to direct the voting of the shares held by the SRP trustee, Merrill Lynch Trust Company, corresponding to the number of phantom share units credited to the SRP participant’s plan account(s).
      If you attend the annual meeting in person, you may request a ballot when you arrive. If your shares are held in the name of your bank, broker or other nominee, prior to attending the meeting you need to request a legal proxy from your bank, broker or nominee as indicated on the back of the voter information form you received with your proxy material. The legal proxy must be presented to vote these shares in person at the annual meeting.
Does Equity Office have a policy for confidential voting?
      Equity Office has a confidential voting policy. All proxies and other materials, including telephone and Internet voting, are kept confidential and are not disclosed to third parties. Such voting documents are available for examination by the inspector of election and certain personnel associated with processing proxy cards and tabulating the vote. We plan to appoint one independent inspector of election, a representative of our transfer agent, Computershare Trust Company, N.A. (formerly EquiServe), to review and confirm the tabulation of votes at the annual meeting.
What if I return my proxy but do not mark it to show how I am voting?
      If your proxy card is signed and returned without specifying your choices, your shares will be voted as recommended by the Board of Trustees.
What are the Board’s recommendations?
      The Board recommends that you vote FOR Proposals 1 and 2.
What vote is required to approve each proposal?
      Election of Trustees: There is no cumulative voting in the election of Trustees. The ten Trustees are elected by a plurality of votes cast at the meeting. Any shares not voted (whether by abstention, broker non-vote, or otherwise) have no impact on the vote. Although Trustees are elected by a plurality of the votes cast, any Trustee who fails to receive a majority of the votes cast will be required under the terms of our Trust Governance Guidelines to tender his or her resignation for the consideration of the Board. (See “TRUST GOVERNANCE” below.)

      Ratification of Appointment of Independent Auditors: This proposal requires the affirmative vote of a majority of the votes cast. Any shares not voted (whether by abstention, broker non-vote, or otherwise) have no impact on the vote.
What if other items come up at the annual meeting and I am not there to vote?
      We are not now aware of any matters to be presented at the annual meeting other than those described in this proxy statement. When you return a signed and dated proxy card or provide your voting instructions by telephone or the Internet, you give the proxy holders (the names of which are listed on your proxy card) the discretionary authority to vote on your behalf on any other matter that is properly brought before the annual meeting.
Can I change my vote?
      You can change your vote by revoking your proxy at any time before it is exercised in one of four ways:

•	Notify Equity Office’s Secretary (Stanley M. Stevens, c/o Equity Office Properties Trust, Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606-2703) in writing or by facsimile (at 312-559-5021) before the annual meeting that you are revoking your proxy;

•	Submit another proxy with a later date;

•	Submit your voting instructions again by telephone or the Internet; or

•	Vote in person at the annual meeting.
What does it mean if I receive more than one proxy card?
      Some of your shares are likely registered differently or are in more than one account. You should vote each of your accounts by telephone or the Internet or mail. If you mail proxy cards, please sign, date and return each proxy card to guarantee that all of your shares are voted. If you hold your shares in registered form and wish to combine your shareholder accounts in the future, you should contact our transfer agent, Computershare, at 1-800-733-5001. Combining accounts reduces excess printing and mailing costs, resulting in savings for Equity Office that benefit you as a shareholder.
What if I receive only one set of proxy materials although there are multiple shareholders at my address?
      If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our annual report and proxy to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to ADP Investor Communication Services, Attention: Householding Department, 51 Mercedes Way, Edgewood, NY 11717, or by calling telephone number 1-800-542-1061. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our annual report, we will send a copy to you if you address your written request to or call Equity Office Properties Trust, Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606-2703, Attention: Elizabeth P. Coronelli (telephone number: 1-800-692-5304). If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting Ms. Coronelli in the same manner.
What constitutes a quorum?
      The presence of the owners of a majority (greater than 50%) of the common shares entitled to vote at the annual meeting constitutes a quorum. Presence may be in person or by proxy. You will be considered part of the quorum if you return a signed and dated proxy card, if you vote by telephone or the Internet, or if you vote at the annual meeting.
      Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a broker holding shares for a beneficial shareholder does not vote on a particular proposal because the broker does not have discretionary voting power with respect to the item and has not received voting instructions from the beneficial shareholder.
How do I access proxy materials on the Internet?
      Shareholders can access our notice of annual meeting and proxy statement and annual report on the Internet on the Equity Office website at www.equityoffice.com (“Investor Relations” tab). For future shareholder meetings, registered shareholders can further save us expense by consenting to access their proxy statement and annual report electronically. You can choose this option by transmitting your voting instructions for your shares via the Internet. Prior to voting your shares, you will be prompted to indicate your preference of receiving materials electronically or via standard mail in the future. You may select electronic delivery for each account held in your name. Your choice will remain in effect unless you revoke it by contacting our transfer agent, Computershare, at 1-800-733-5001.
How do I submit a shareholder proposal for next year’s annual meeting?
      Shareholder proposals may be submitted for inclusion in our 2007 annual meeting proxy statement after the 2006 annual meeting, but must be received no later than December 21, 2006. Proposals should be sent via registered, certified, or express mail to: Stanley M. Stevens, Executive Vice President, Chief Legal Counsel and Secretary, Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606. See also “SHAREHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING” later in this proxy statement.
What do I need to do to attend the annual meeting?
      If you are a holder of record, you should indicate on your proxy card that you plan to attend the meeting by marking the box on the proxy card provided for that purpose.
      For the safety and comfort of our shareholders, admission to the annual meeting will be restricted to:

•	Shareholders of record as of March 31, 2006;

•	Beneficial shareholders whose shares are held by a bank, broker or other nominee, and who present proof of beneficial ownership as of March 31, 2006;

•	Representatives of the press or other news media with proper credentials;

•	Financial analysts with proper credentials; and

•	Employees and representatives of Equity Office whose job responsibilities require their presence at the meeting.
      Please note that space limitations may make it necessary to limit attendance. Admission to the meeting will be on a first-come, first-served basis. No more than two representatives of any corporate or institutional shareholder will be admitted to the meeting.
      If you attend the meeting, you may be asked to present valid government-issued photo identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices, and other electronic devices will not be permitted, and attendees may be subject to security inspections or other security precautions.

PROPOSAL 1: ELECTION OF TRUSTEES

Board of Trustees
      The business and affairs of Equity Office are managed under the direction of our Board of Trustees. Our Board has responsibility for establishing broad corporate policies and for the overall performance of Equity Office, rather than for day-to-day operating details. Our Board currently consists of eleven trustees, and ten of these eleven trustees have been nominated to stand for election to new one-year terms. One of our current trustees, David K. McKown, has chosen to retire from the Board and will not stand for re-election at the annual meeting. Accordingly, effective at the time of the annual meeting, the size of the Board will be reduced to ten members. Our Board held 6 meetings during 2005. No trustee attended fewer than 75% of the meetings of the Board and those committees on which he or she served during the year.
      The proxy holders named on the proxy card intend to vote for the election of the ten nominees listed below. The Board has selected these nominees on the recommendation of the Nominating and Governance Committee of the Board of Trustees. If you do not wish your shares to be voted for particular nominees, please identify the exceptions in the designated space provided on the proxy card or, if you are voting by telephone or the Internet, follow the instructions provided when you vote. Trustees will be elected by a plurality of the votes cast. Any shares not voted, whether by abstention, broker non-vote, or otherwise, will have no impact on the vote.
      If at the time of the meeting one or more of the nominees have become unable to serve, shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Nominating and Governance Committee. The Nominating and Governance Committee knows of no reason why any of the nominees will be unable to serve. Under our Trust Governance Guidelines, Mr. Harper, having reached the age of 72, is required to volunteer to retire from the Board effective at the May 2006 annual meeting of shareholders. The Nominating and Governance Committee has determined that, in view of Mr. Harper’s continuing and material contributions, it would not be in the Trust’s best interest to require him to tender his resignation. It is anticipated that the Board of Trustees will ratify this decision at its next regularly scheduled meeting, should Mr. Harper be re-elected by the shareholders.
      Trustees elected at the annual meeting will hold office until the next annual meeting or until their successors have been elected and qualified. For each nominee there follows a brief listing of principal occupation for at least the past five years, other major affiliations, and age as of April 20, 2006.
Nominees for Election as Trustees

Marilyn A. Alexander	Age: 54	Trustee since 2004
      Ms. Alexander has been an independent consultant, providing general and financial management consulting services to senior executives of corporations and not-for-profit organizations, since November 2003. From May 2000 until November 2003, she was senior vice president and chief financial officer of Disneyland Resort, a resort in Anaheim, California operated by Walt Disney Parks and Resorts, a business segment of The Walt Disney Company. From October 1992 until May 2000, she held several positions as director and vice president for the marketing and finance functions of Walt Disney World Resort, a resort in Orlando, Florida also operated by Walt Disney Parks and Resorts. Ms. Alexander is a director of New Century Financial Corporation, a real estate investment trust and full-service mortgage finance company. She also is a member of the board of governors and a member of the finance and audit committee of the board of trustees of Chapman University in Orange, California, and is a founding member of the board and president of the Breast Health Awareness Foundation in Tustin, California.

Thomas E. Dobrowski	Age: 62	Trustee since 1997
      Mr. Dobrowski has been retired from General Motors Asset Management, an investment advisor to several pension funds, including those of General Motors Corporation, its subsidiaries and affiliates, since October 2005. From December 1994 until September 2005, he was the managing director of real estate and alternative investments of General Motors Asset Management. Mr. Dobrowski is a director of Equity LifeStyle Properties, Inc., a real estate investment trust engaged in the ownership and management of manufactured home resort communities, and a trustee of Capital Trust, Inc., a specialized finance company.

William M. Goodyear	Age: 57	Trustee since 1997
      Mr. Goodyear, since May of 2000, has been chairman of the board and chief executive officer of Navigant Consulting, Inc., a specialized consulting company providing dispute, investigative, financial and regulatory services to Fortune 500 companies. From July 1997 until January 1999, he was chairman of Bank of America Illinois, the Midwest business unit of BankAmerica Corporation, and was president of Bank of America’s Global Private Bank. Mr. Goodyear is a director of Navigant Consulting, Inc., chairman of the board of trustees of the Museum of Science and Industry in Chicago, Illinois, and a board member of The University of Notre Dame and Rush University Medical Center in Chicago, Illinois.

James D. Harper, Jr.	Age: 72	Trustee since 1997
      Mr. Harper has been president of JDH Realty Co., a real estate development and investment company, since 1982. Since January 2000, he has been a managing partner of AH Development, S.E. and AH HA Investments, S.E., special limited partnerships formed to develop land in Puerto Rico, and he was a co-managing partner from 1988 until December 1999. Mr. Harper is a trustee of Equity Residential, a real estate investment trust that owns and operates multifamily residential properties.

Richard D. Kincaid	Age: 44	Trustee since 2002
      Mr. Kincaid has been President of Equity Office since November 2002 and was named Chief Executive Officer of Equity Office effective April 1, 2003. From March 1997 until November 2002, Mr. Kincaid was Executive Vice President of Equity Office and was Chief Operating Officer from September 2001 until November 2002. He also was Chief Financial Officer of Equity Office from March 1997 until August 2002, and Senior Vice President from October 1996 until March 1997. From July 1995 until October 1997, Mr. Kincaid was Senior Vice President and Chief Financial Officer of Equity Office Holdings, L.L.C., a predecessor of Equity Office, and he was Senior Vice President of Equity Group Investments, Inc., a private investment company, from February 1995 until July 1995. Mr. Kincaid is a director of Rayonier Inc., a global supplier of timber, performance fibers and wood products.

Sheli Z. Rosenberg	Age: 64	Trustee since 1997
      Ms. Rosenberg has been an Adjunct Professor at Northwestern University’s J. L. Kellogg Graduate School of Business since April 2003. From February 2000 until October 2003, she was vice chairman of Equity Group Investments L.L.C., a private investment company. From January 1999 until January 2000, Ms. Rosenberg was chief executive officer and president of Equity Group Investments L.L.C. and was chief executive officer and president of Equity Group Investments, Inc. from November 1994 through December 1998. Ms. Rosenberg is a director of: Equity LifeStyle Properties, Inc., an equity real estate investment trust primarily engaged in the ownership and operation of manufactured home resort communities; CVS Corporation, a drugstore chain; Cendant Corporation, a member-based consumer-services company that provides access to travel, shopping, dining, financial, and other services; and Ventas, Inc., a real estate investment trust that owns real estate leased to hospitals, doctors and nursing home care providers. Ms. Rosenberg also is a trustee of Equity Residential, an equity real estate investment trust that owns and operates multi-family residential properties.

Stephen I. Sadove	Age: 54	Trustee since 2005
      Mr. Sadove has been chief executive officer of Saks Incorporated, a retail department store company, since January 2006. From January 2002 until January 2006, Mr. Sadove was vice chairman of Saks

Incorporated and was Chief Operating Officer from March 2004 until January 2006. From November 2000 until December 2001, he was president of Clairol Worldwide, a division of Bristol-Myers Squibb Company, a global producer and distributor of pharmaceuticals and related health care products, and from December 1998 until October 2000, he was senior vice president of Bristol-Myers Squibb Company and president of Worldwide Beauty Care & Nutritionals, a division of Bristol-Myers Squibb Company. Mr. Sadove is a director of Saks Incorporated and Ruby Tuesday, Inc., an owner, operator and franchiser of restaurants. He also is a trustee of Hamilton College.

Sally Susman	Age: 44	Trustee since 2005
      Ms. Susman has been executive vice president (since January 2005) and senior vice president (September 2000 to January 2005), global communications, of The Estée Lauder Companies Inc., a manufacturer and marketer of skin care, makeup, fragrance and hair care products. From August 1997 until September 2000, Ms. Susman was vice president, worldwide corporate affairs and communications, of American Express Company, a provider of travel-related, financial advisory and international banking services. She was vice president, corporate affairs and communications, Europe, of American Express Company from August 1995 until August 1997.

Jan H.W.R. van der Vlist	Age: 51	Trustee since 2000
      Mr. van der Vlist has been managing director of real estate and infrastructure of NIBCapital, an independent private merchant bank focusing on the mid-market segment in Northwest Europe, since January 2006. From September 2002 until December 2005, he was director of structured investments of Stichting Pensioenfonds Voor De Gezondheid Geestelijke en Maatschappelijke Belangen (“PGGM”), a Dutch pension fund. From 1998 until September 2002, Mr. Van der Vlist was director of real estate of PGGM and he was deputy director of real estate of PGGM from January 1997 until May 1998.

Samuel Zell	Age: 64	Trustee since 1996
      Mr. Zell has been Chairman of the Board of Equity Office since 1996. He was interim Chief Executive Officer of Equity Office from April 2002 until April 2003 and was interim President of Equity Office from April 2002 until November 2002. Mr. Zell has served as chairman of Equity Group Investments, L.L.C., a private investment company, since 1999, and also as president since January 2006. From July 2002 until October 2004, he also was president and chief executive officer of Danielson Holding Corporation (now known as Covanta Holding Corporation), a waste-to-energy and specialty insurance services company. For more than the past five years, Mr. Zell has served as chairman of the board of Anixter International, Inc., a global distributor of structured cabling systems; as chairman of the board of Equity LifeStyle Properties, Inc., an equity real estate investment trust primarily engaged in the ownership and operation of manufactured home resort communities; as chairman of the board of trustees of Equity Residential, an equity real estate investment trust that owns and operates multi-family residential properties; and as chairman of the board of Capital Trust, Inc., a specialized finance company. Since September 2005, Mr. Zell also has served as chairman of the board of Covanta Holding Corporation.
Arrangements or Understandings Concerning Nominees for Election as Trustee
      In connection with Equity Office’s acquisition of Cornerstone Properties Inc. in June 2000, Mr. van der Vlist was appointed as a trustee, with an initial term expiring in 2003, as required by the terms of the merger agreement for that transaction. Under the merger agreement and a related voting agreement entered into with PGGM, Equity Office also is obligated to nominate Mr. van der Vlist or another PGGM representative for election to the Board of Trustees in each year through 2006 if PGGM and its affiliates continue to own at least 21,000,000 of the issued and outstanding Equity Office common shares, as adjusted for stock splits or similar actions, at all times up to the time the trustees are being elected in those years. At the time the Board of Trustees selected the nominees to be elected at the May 24, 2005 shareholder meeting, PGGM owned fewer than 21,000,000 Equity Office common shares, but the Board nevertheless chose to nominate Mr. van der Vlist for election to another one-year term as trustee. PGGM does not currently have the right to nominate a representative to the Board of Trustees, and Mr. van der Vlist is not standing for re-election to the Board as a PGGM nominee.
      The Board of Trustees recommends a vote FOR each of the nominees.

TRUST GOVERNANCE

      Equity Office first established Trust Governance Guidelines in February 2000 and conflicts of interest guidelines in May 1998. Over the last several years, the Board has implemented a number of additional corporate governance measures in an ongoing effort to serve the long-term interests of our shareholders and further align the interests of trustees and management with our shareholders. In response to the Sarbanes-Oxley Act of 2002 and related rule proposals by the New York Stock Exchange (“NYSE”) and the Securities and Exchange Commission (“SEC”), we re-evaluated and made changes to our Trust Governance Guidelines, adopted revised charters for all of our key committees, adopted a code of ethics applicable to our chief executive officer, principal financial officer and principal accounting officer, and adopted separate codes of ethics for all officers and employees and for our trustees.
      In recent years, the Board adopted further revisions to its Trust Governance Guidelines to address a number of topics, including the role of the Board, trustee qualification and independence standards, trustee compensation, time requirements, management succession, executive sessions of independent and non-management trustees, annual board self-evaluations, and various committee matters. Although we do maintain, pursuant to our Guidelines, a separation of the role of Chairman of the Board from that of Chief Executive Officer, we have also established the position of lead independent trustee to chair meetings of the Committee of Independent Trustees and otherwise act as liaison between the Board and management. We have also established a Committee of Independent Trustees for the purposes described under “COMMITTEES OF THE BOARD OF TRUSTEES.”
      The Trust Governance Guidelines were again amended in November 2005 to add a provision intended to further assure that the expressed views of shareholders, as reflected in certain election results, are seriously considered. In any uncontested shareholder election of trustees, any trustee who fails to receive a favorable vote from a majority of the votes cast is required to tender his or her resignation to the Board. The Board, acting without the participation of the affected trustee, shall then determine whether it is in the best interests of Equity Office to accept or reject the resignation, taking into account the results of the shareholder vote and all other factors and circumstances the Board deems appropriate.
      The Amended and Restated Trust Governance Guidelines, the charters for all of our board committees and the described codes of ethics can be found in the Investor Relations section of our website at www.equityoffice.com. Written copies of the Amended and Restated Trust Governance Guidelines, the charters for all of our committees and the described codes of ethics may also be obtained by writing to Equity Office’s Secretary (Stanley M. Stevens, c/o Equity Office Properties Trust, Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606).
      The Nominating and Governance Committee is required to review the Trust Governance Guidelines annually, and the Board reviews any proposed amendments to the Guidelines. Any amendments to the Guidelines require the approval of the Board.
      Independence of Trustees and Committees. The Amended and Restated Trust Governance Guidelines require that a majority of the trustees must be independent as required under the applicable rules of the NYSE. The Board has determined that eight of the ten nominees for election to the Board are independent as defined under the NYSE rules. Trustees who serve on the Compensation Committee and the Nominating and Governance Committee are subject to these independence requirements. Trustees who serve on the Audit Committee are subject to these and additional independence requirements.
      To be considered independent under the NYSE rules, the Board must affirmatively determine that a trustee does not have a material relationship with Equity Office, EOP Operating Limited Partnership and/or its consolidated subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with any of those entities).
      Under our Amended and Restated Trust Governance Guidelines, which are consistent with the NYSE rules, a trustee will not be independent if:

•	the trustee is, or has been within the last three years, an employee of Equity Office, or an immediate family member is, or has been within the last three years, an executive officer of Equity Office;

•	the trustee has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from Equity Office, other than trustee and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	(A) the trustee or an immediate family member is a current partner of a firm that is Equity Office’s internal or external auditor; (B) the trustee is a current employee of such a firm; (C) the trustee has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the trustee or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on Equity Office’s audit within that three-year period;

•	the trustee or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of Equity Office’s present executive officers at the same time serves or served on that company’s compensation committee;

•	the trustee is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Equity Office for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.
      The following relationships will not be considered to be material relationships that would impair a trustee’s independence: (a) subject to the thresholds contained in the last bullet point above, if a trustee, an immediate family member of a trustee, an affiliate of a trustee, or an affiliate of an immediate family member of a trustee leases office or retail space from Equity Office, provided that the Nominating and Governance Committee has determined that the rental rate and other terms of the lease are at market rate and terms in the aggregate at the time the lease is entered into (or renewed if the renewal is not pursuant to terms set forth in the lease in effect at the time of renewal) and (b) if a trustee, an immediate family member of a trustee, an affiliate of a trustee, or an affiliate of an immediate family member of a trustee engages in a transaction or has a business relationship with Equity Office that is not required to be disclosed under Item 404 of Regulation S-K of the Securities Exchange Act of 1934. For purposes of these rules, an immediate family member is defined by reference to the NYSE rules.
      Whether trustees meet these categorical independence tests is reviewed prior to their standing for re-election to the Board. The complete description of our categorical standards for independence of our trustees can be found in our Amended and Restated Trust Governance Guidelines in the Investor Relations section of our website at www.equityoffice.com.
      Pursuant to the Amended and Restated Trust Governance Guidelines, the Board undertook a review of the independence of trustees nominated for election at the upcoming annual meeting. During this review, the Board considered transactions and relationships during the prior year between each trustee or any member of his or her immediate family and Equity Office and its subsidiaries and affiliates, including those reported under “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” below. The Board also examined transactions and relationships between trustees or their affiliates and members of senior management or their affiliates. As provided in the Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the trustee is independent.
      As a result of this review, the Board affirmatively determined that all of the trustees nominated for election at the annual meeting are independent of Equity Office and its management under the current independence standards of our Amended and Restated Trust Governance Guidelines and the NYSE rules, with the exception of Mr. Kincaid, by reason of his position as President and Chief Executive Officer, and Mr. Zell, based on the transactions described below under “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.”
      Non-Management and Independent Trustees. Consistent with NYSE rules, the Amended and Restated Trust Governance Guidelines call for the non-management trustees to meet in executive sessions without management. The Chairman of the Board (if he or she is not an employee) will preside at these executive sessions which are held at the beginning of each regularly scheduled meeting of the Board and at such other times as any non-management trustee may request. In addition, our Amended and Restated Trust Governance Guidelines provide for meetings of the Committee of Independent Trustees in connection with each regularly scheduled meeting of the Board, which sessions are presided over by the lead independent trustee. At the time of the 2005 annual meeting of shareholders, the independent trustees designated Sheli Rosenberg as the lead independent trustee.
      Shareholder Communication with Trustees. Interested parties may communicate any matters they wish to raise with the trustees by writing to our Chief Legal Counsel at Equity Office Properties Trust, Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606-2703, Attention: Chief Legal Counsel. The Chief Legal Counsel will deliver all appropriate communications to the Nominating and Governance Committee, which shall, in turn, deliver such communications, together with any appropriate recommendations, to the Board of Trustees not later than the next regularly scheduled meeting of the Board. The Nominating and Governance Committee expects that the Chief Legal Counsel will use his reasonable judgment to determine which communications should be delivered to the Nominating and Governance Committee or to any member of the Board of Trustees.
      Trustee Attendance at Annual Meeting. Pursuant to our Amended and Restated Trust Governance Guidelines, each of our trustees is expected to attend each annual meeting of shareholders. Although our Board recognizes that conflicts may occasionally prevent a trustee from attending a Board or shareholder meeting, the Board expects each trustee to make every possible effort to keep such absences to a minimum. At our 2005 annual shareholders’ meeting, nine of the ten trustees standing for election in 2006 were present.

COMMITTEES OF THE BOARD OF TRUSTEES

      Committees. The Board of Trustees has established a number of committees, including the Executive Committee, the Compensation Committee, the Audit Committee, the Nominating and Governance Committee and the Committee of Independent Trustees, each of which is briefly described below. The Board has adopted written charters for all of our committees which may be viewed in (and printed from) the Investor Relations/ Trust Governance section of our website at www.equityoffice.com. Written copies of the charters for all of our committees may also be obtained by writing to Equity Office’s Secretary (Stanley M. Stevens, c/o Equity Office Properties Trust, Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606).
      Executive Committee. Subject to limitations that are specified by resolutions adopted by the Board of Trustees, the Executive Committee has the general authority to exercise all or any of the powers of the Board specified in the Executive Committee’s charter in the management of the business, affairs and property of Equity Office during intervals between meetings of the Board when convening a meeting of the full Board is not practical. Our Executive Committee met once in 2005.
      Compensation Committee. The Compensation Committee determines compensation and benefits for all executive officers, oversees our equity compensation plans and assists in the establishment of compensation policies applicable to employees generally. Our Compensation Committee met 5 times during 2005. The Board has determined that each of the members of the Compensation Committee is an “independent” trustee within the meaning of the listing standards of the NYSE and applicable standards of the Securities and Exchange Commission.

      Audit Committee. The Audit Committee, among other duties, selects and engages the independent auditors, reviews with the independent auditors the plans and results of the audit engagement, approves professional services provided by the independent auditors, reviews the independence of the independent auditors, considers and approves the range of audit and non-audit fees and reviews the adequacy of Equity Office’s and EOP Operating Limited Partnership’s internal controls. The Audit Committee met 10 times during 2005. The Board has determined that each of the members of the Audit Committee is “independent” within the meaning of applicable rules of the NYSE and the Securities and Exchange Commission.
      Nominating and Governance Committee. Although the Board is ultimately responsible for selecting its own nominees for election as Trustees and recommending them for election by the shareholders, the Board has delegated to the Nominating and Governance Committee the authority and responsibility to recommend to the Board of Trustees nominees for election at the next annual meeting, or any special meeting of shareholders, and any person to be considered to fill a vacancy or a newly created trusteeship resulting from any increase in the authorized number of trustees. The Board has adopted a written charter for the Nominating and Governance Committee. The Nominating and Governance Committee also is responsible for recommending to the Board nominees for each board committee. The Board has determined that each of the members of the Nominating and Governance Committee is independent within the meaning of the listing standards of the NYSE. Prior to May 24, 2005, the functions of the Nominating and Governance Committee were performed by two separate committees (the “Nominating Committee” and the “Governance Committee”) which were merged effective as of such date. The Nominating Committee met 4 times and the Governance Committee met 1 time prior to the combination of the committees. Our combined Nominating and Governance Committee met 2 times during 2005.
      In connection with its annual process for identifying Trustees to be recommended to the Board for nomination or renomination, the Nominating and Governance Committee seeks to determine whether the proposed candidate demonstrates an ability and willingness to:

•	maintain the highest personal and professional ethics, integrity and values;

•	represent the long-term interests of shareholders;

•	exercise independence of thought, objective perspective and mature judgment;

•	constructively challenge ideas and assumptions;

•	understand the business operations and objectives of Equity Office and provide thoughtful and creative strategic guidance;

•	contribute to the ongoing development and effective functioning of the Board;

•	dedicate sufficient time, energy and attention to ensure the diligent and thoughtful performance of his or her duties; and

•	demonstrate sincere commitment to the long-term success of Equity Office and the achievement of its objectives.
      Additionally, in reviewing the qualifications of particular candidates, the Nominating and Governance Committee may choose to recommend individuals who can contribute an important, special or unique skill, expertise or perspective to the Board.
      The Nominating and Governance Committee also reviews the results of the annual evaluations provided by the Trustees with respect both to the Board and the individual trustees and considers these results in light of the criteria for individual trustees and objectives of the Board. Based on this process, the Nominating and Governance Committee is able to recommend, among other things, whether the existing Board contains the appropriate size, structure and composition, whether some or all of the incumbent Trustees should be recommended to the Board for re-nomination, and whether the Board should be enlarged to include additional Trustees. If the Board determines to seek additional Trustees for nomination, the Nominating and Governance Committee considers whether it is advisable to retain a third-party search firm to identify candidates.

      The Nominating and Governance Committee also considers nominees timely submitted by shareholders under and in accordance with the provisions of Article II, Section 13 of our Third Amended and Restated Bylaws. (See “SHAREHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING.”) In addition to satisfying the timing, ownership and other requirements specified in Section 13 of the Bylaws, a shareholder’s notice must set forth as to each person whom the shareholder proposes to nominate for election to the Board all information relating to such person that is required to be disclosed in solicitations of proxies for election of Trustees in an election contest, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serve as a Trustee if elected).
      Additionally, the Nominating and Governance Committee reviews the Trust’s Amended and Restated Trust Governance Guidelines annually and recommends any proposed changes to the Board. The committee also assists with the annual evaluation of the Board and its committees and regularly reviews and approves signature levels and authorities for Equity Office’s officers. Our Nominating and Governance Committee charter requires that the Nominating and Governance Committee review and either approve or recommend the Board’s approval of any transaction in which a trustee or executive officer has a direct or indirect interest of a material nature.
      Committee of Independent Trustees. The Committee of Independent Trustees was established at the February 25, 2005 Board meeting to provide a forum for the independent trustees to review and discuss, with a depth and scope broader than may be practical at a board meeting, matters of interest or concern to Equity Office and to make such recommendations to the Board as the independent trustees may determine. The Board has determined that each of the members of the Committee of Independent Trustees is independent within the meaning of our Trust Governance Guidelines and the listing standards of the NYSE.
      The table below provides membership information for each of the Board committees:

				Nominating and	Independent
Name	Executive	Compensation	Audit	Governance	Trustees

Marilyn A. Alexander			X	X	X

Thomas E. Dobrowski			X	Chair	X

William M. Goodyear	X		Chair		X

James D. Harper, Jr.	X		X		X

Richard D. Kincaid	X

David K. McKown		X			X

Sheli Z. Rosenberg		Chair		X	Chair

Stephen I. Sadove		X			X

Sally Susman		X			X

Jan H.W.R. van der Vlist				X	X

Samuel Zell	Chair

Audit Committee Financial Expert
      The Board has determined that Ms. Alexander is qualified as an audit committee financial expert within the meaning of SEC regulations. In making this determination, the Board considered Ms. Alexander’s: (a) understanding of generally accepted accounting principles (“GAAP”); (b) ability to apply GAAP to accounting for estimates, accruals and reserves; (c) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the issues likely to be raised by our financial statements, or experience actively supervising persons engaged in these activities; (d) understanding of internal control over financial reporting; and (e) understanding of audit committee functions.

      The Board also analyzed the means by which Ms. Alexander acquired these attributes, in particular: (a) her prior employment for over ten years in various financial positions with divisions of the The Walt Disney Company, especially her responsibilities as senior vice president and chief financial officer of Disneyland Resort (in this $1.4 billion division, she was responsible for, among other things, all finance, accounting, business development, information services, and revenue management functions); (b) her four years of experience at Marriott Corporation as vice president, financial planning and analysis; (c) her good standing as a certified public accountant and member of the American Institute of Certified Public Accountants; (d) the accounting and financial education she received earning an MBA at The Wharton Graduate School; and (e) her current service as a member of the audit/finance committee at Chapman University.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF TRUSTEES

      The Audit Committee reviews our financial reporting processes on behalf of the Board of Trustees. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2005 Annual Report on Form 10-K with Equity Office’s management and the independent auditors. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.
      The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 90 (previously No. 61), Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from Equity Office and its management, including the matters in the written disclosures and letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, a copy of which the Audit Committee has received.
      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board the inclusion of the audited financial statements in Equity Office’s 2005 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

William M. Goodyear, Chairman
Marilyn A. Alexander
Thomas E. Dobrowski
James D. Harper, Jr.

COMPENSATION OF TRUSTEES

      Annual Fees. Each of our non-employee trustees, except for Mr. Zell, receives an annual fee of $125,000 and an additional $4,000 per annum for each committee, other than the Audit Committee and the Committee of Independent Trustees, on which he or she serves. Each member of the Audit Committee receives an additional $8,000 (rather than $4,000) for such committee service, and there is no additional committee fee paid for membership on the Committee of Independent Trustees. The chairman of the Audit Committee receives an additional $7,000 per annum for acting as chair of the Audit Committee, and the chairs of other committees, except for the Committee of Independent Trustees, receive an additional $6,000 per annum for each committee chaired. The lead independent trustee receives an additional $15,000 per annum. These fees generally are paid in Equity Office common shares and may be issued under our 1997 Share Option and Share Award Plan, as amended, or our 2003 Share Option and Share Incentive Plan, as amended. These fees were paid in cash to the employer of Mr. Dobrowski due to his arrangement with his employer until the time of his resignation from General Motors Asset Management in September 2005, and thereafter such fees were paid in shares to Mr. Dobrowski. Such fees also were paid in cash to the employer of Mr. van der Vlist due to guidelines imposed by his employer until the time of his resignation from PGGM in December 2005. Thereafter 7.5% of such fees were paid to Mr. van der Vlist in cash to cover federal withholding tax requirements and the remaining 92.5% were paid in fully vested Equity Office common shares deemed issued pursuant to our 2003 Share Option and Share Incentive Plan. During 2005, Mr. Kincaid, President and Chief Executive Officer, received no fees for his services as trustee.
      Long-term Incentive Compensation. Until May 2005, non-employee trustees, other than Mr. van der Vlist and Mr. Zell, also received an annual grant of $50,000 in long-term compensation, payable 25% in share options and 75% in restricted common shares of Equity Office. The last payment under this long-term compensation arrangement was made as of June 1, 2004 under our 2003 Share Option and Share Incentive Plan, as amended, covering the 12-month period beginning May 19, 2004.

Option Grants — The number of options in each option grant was determined using the same value per option and same exercise price that our Compensation Committee used in making share option grants to certain of our new employees as of June 1 of each year. The option grant has a term of ten years beginning on the grant date and vests in equal one-third increments on the sixth, twelfth and twenty-fourth month anniversaries of the date of grant.

Restricted Share Grants — The number of restricted shares in each restricted share grant was determined using the same closing price of our shares that our Compensation Committee used for the grant of restricted shares to certain of our new employees in the second calendar quarter. The restricted share grants made as of June 1, 2004 vest in equal 25% increments on each of the first four annual anniversary dates of the date of grant.
      Because Mr. van der Vlist was not permitted to retain compensation paid to him as a trustee of Equity Office under guidelines imposed by PGGM during his employment there, instead of the June 1, 2004 option and restricted stock grants described above that were awarded for serving on the Board, Mr. van der Vlist received share appreciation rights deemed awarded as of June 1, 2004 for an equivalent number of shares exercisable for cash (which he transferred to PGGM).
      Participation in SRP and ESPP. We have a deferred compensation plan in which trustees may participate. The trustees may defer receipt of their Board and committee fees paid in shares granted under our 1997 Share Option and Share Award Plan or 2003 Share Option and Share Incentive Plan into our Supplemental Retirement Savings Plan (“SRP”) on a tax-deferred basis. During 2005, all of the trustees (other than Mr. van der Vlist and, until October 2005, Mr. Dobrowski) participated in the SRP. Trustees also are eligible to participate in our Non-Qualified Employee Share Purchase Plan (“ESPP”). The ESPP provides a means by which trustees may purchase Equity Office common shares through voluntary cash investments. Trustees may contribute all or part of their trustee cash compensation and additional cash contributions, up to a maximum $100,000 during any calendar year, to purchase common shares under the ESPP. The purchase price for common shares issued under the ESPP equals 85% of the lesser of (a) the closing price of the common shares on the last day of the applicable purchase period and (b) the average closing price of the common shares during the applicable purchase period. In general, a trustee may not sell or transfer any shares purchased under the ESPP until the first anniversary of the purchase date. If the shares are sold before the one-year holding period has expired, the trustee is required to pay the full amount of any discount received when the shares were purchased under the ESPP. During 2005, Mr. Goodyear, Mr. Sadove, Ms. Susman and Mr. Zell made voluntary cash investments through the ESPP.
      Chairman’s Compensation Agreement. Equity Office entered into a Compensation Agreement with Mr. Zell that was effective January 1, 2003, modified as of February 17, 2004 and amended as of April 26, 2005, for services provided by Mr. Zell as Chairman of the Board for the calendar years 2003, 2004 and 2005. The agreement was fully performed upon the granting of the awards on February 24, 2006 described below. The agreement entitled Mr. Zell to an annual long-term incentive grant of $3,250,000 of options and restricted shares. Mr. Zell was responsible for his own business-related expenses. Subject to Mr. Zell’s continuing service as Equity Office’s Chairman, his annual long-term incentive grant of $3,250,000 was allocated between options and restricted shares in the same ratio as approved by the Compensation Committee for the annual long-term incentive grants of options and restricted shares to Equity Office’s executive officers, utilizing the same valuation criteria described below. The Compensation Agreement did not require Equity Office to nominate Mr. Zell for re-election as a trustee or as Chairman of the Board, nor was Mr. Zell contractually obligated to serve if so nominated.
      The number of options granted to Mr. Zell was determined by dividing the dollar amount allocated to options by the fair market value of each option using the same valuation criteria utilized by Equity Office’s Compensation Committee in its annual employee option grants made as of the same date. The exercise price for the options granted was the closing price of Equity Office’s common shares as listed on the NYSE on the date immediately preceding the date of grant. The options were granted for a period of ten years and vest over a period of three years at a rate of one-third of such grant on each anniversary of the grant date.
      The number of restricted shares was determined by dividing the dollar amount allocated to restricted shares by the closing price of Equity Office’s common shares on the first trading date immediately preceding the date of grant. The restricted shares vest over a period of five years at a rate of 20% on each anniversary of the grant date.
      The final award under this agreement was made on February 24, 2006 for services rendered during 2005 and was comprised of options for 200,123 shares with an exercise price of $30.98 that vest in substantially equal amounts over three years, and 78,680 restricted shares that vest in equal amounts over four years. Similar to the action taken with respect to Mr. Zell’s awards under this agreement made in March 2004 and March 2005, the Compensation Committee decided to modify the vesting period of the restricted share portion of this award to match the vesting period of the restricted share awards made in 2006 to our executive officers for their long-term incentive compensation.
      Although the Board has re-nominated Mr. Zell to serve as a trustee and does intend to compensate him for services as Chairman of the Board should he be elected and willing to serve, no final determination or agreement has been reached concerning the amount or form of compensation to be paid to Mr. Zell for services as Chairman of the Board in 2006 or later.

EXECUTIVE COMPENSATION

Summary Compensation Table
      The following table shows the 2005 annual compensation for Richard D. Kincaid, the President and Chief Executive Officer of Equity Office, and the four other most highly compensated executive officers of Equity Office (the “Named Executive Officers”).

					Long-Term Compensation
		Annual Compensation			Awards

					Restricted	Securities	All Other
		Salary	Bonus	Other Annual	Common Share	Underlying	Compensation
Name and Principal Position(s)	Year	($)(1)	($)(2)(3)	Compensation(4)	Awards ($)(5)	Options(#)(6)	($)(7)

Richard D. Kincaid(8)	2005	$748,720	$562,500	$152,672	$2,250,014	316,456	$11,511
President and Chief	2004	685,460	750,000	122,175	1,987,497	303,899	10,811
Executive Officer	2003	650,000	1,000,013	83,110	1,692,570	239,590	11,540
Jeffrey L. Johnson(9)	2005	441,447	355,000	0	1,274,998	179,325	11,437
Executive Vice President and	2004	341,019	300,000	0	1,160,436	177,437	10,631
Chief Investment Officer	2003	383,904	339,997	0	135,044	156,250	4,327
Peyton H. Owen, Jr.	2005	382,320	230,256	0	824,995	116,034	11,363
Executive Vice President and	2004	386,031	227,000	0	375,016	57,340	10,668
Chief Operating Officer	2003	71,014	65,014	0	75,010	N/A	2,531
Stanley M. Stevens	2005	446,717	165,000	0	528,762	74,367	11,434
Executive Vice President and	2004	449,973	190,000	0	543,744	83,142	10,727
Chief Legal Counsel	2003	412,822	225,009	0	515,130	72,920	11,445
Marsha C. Williams	2005	420,982	250,000	0	959,990	135,021	11,412
Executive Vice President and	2004	420,534	175,000	0	889,192	135,963	10,705
Chief Financial Officer	2003	392,993	195,014	0	419,463	59,380	3,424

(1)	Amounts shown include cash compensation earned and received by the named executive officers for service during the indicated year as well as amounts earned but deferred at the election of these officers.

(2)	Cash and non-cash bonuses payable in common shares, including amounts earned but deferred, are reported in the year in which the compensation service was performed even if the bonuses were paid in a subsequent year.

(3)	None of the Named Executive Officers received a cash bonus for 2003. Amounts shown in this column for 2003 represent the dollar value of restricted share awards made in 2004 for services rendered in 2003 calculated by multiplying the number of shares awarded by $28.54 (the closing market price of Equity Office common shares on February 27, 2004, the trading day immediately preceding the date of grant). This valuation does not take into account the diminution in value attributable to the restrictions applicable to the common shares. 50% of the restricted share awards granted for 2003 bonuses vested on March 12, 2004, and the remaining 50% vested or will vest in equal annual amounts on March 1 of 2005, 2006, 2007 and 2008. In the event of a termination of employment following a change in control, all unvested restricted share awards would become immediately vested. The definition of a “change in control” that would trigger the accelerated vesting of these share awards is included in the applicable share award plan under which the shares were granted or the Named Executive Officer’s restricted share agreement and in each Named Executive Officer’s Change in Control Agreement further described in this proxy statement.

(4)	In past proxy statements, we reported personal use of company aircraft using the Standard Industry Fare Level (SIFL) tables published by the Internal Revenue Service. The SIFL tables are used to determine the amount of compensation income that is imputed to the executive for tax purposes for personal use of corporate aircraft. Beginning with this Proxy Statement, for all three years in the table, we are using a revised methodology that calculates the incremental cost as the portion of all variable costs for the year based on the percentage of personal flight hours for the year relative to aggregate flight hours for the year. Since our aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as aircraft management fees, insurance, the purchase costs of company-owned aircraft, and the cost of maintenance not related to trips. For this table we have recalculated the incremental cost of personal use of company-owned aircraft for all named executives in the previously reported years 2003 and 2004 using the new methodology.

(5)	Represents the dollar value of restricted share awards made during the indicated year calculated by multiplying the closing market price of Equity Office common shares on the date immediately preceding the date of grant by the number of shares awarded. This valuation does not take into account the diminution in value attributable to the restrictions applicable to the common shares. The restricted share awards granted in 2004 and 2005 vest in equal annual amounts over a four-year period beginning on the first anniversary of the grant date. The restricted share awards granted in 2003 vest in equal annual amounts over a five-year period beginning on the first anniversary of the grant date. In the event of a termination of employment following a change in control, all unvested restricted share awards would become immediately vested. The definition of a “change in control” that would trigger the accelerated vesting of these share awards is included in the applicable share award plan under which the shares were granted or the Named Executive Officer’s restricted share agreement and in each Named Executive Officer’s Change in Control Agreement further described in this proxy statement.

The total number of restricted shares awarded to each Named Executive Officer in 2005, 2004 and 2003 and the total number and value of the aggregate unvested restricted share holdings of each Named Executive Officer at December 31, 2005 were as follows (includes restricted shares granted in 2004 in lieu of cash bonus for services rendered in 2003):

	Number of Restricted Shares			Number of Restricted
	Awarded in:			Common Shares
				held at	Value at
Name	2005	2004	2003	December 31, 2005	December 31, 2005

Richard D. Kincaid	76,220	104,678	69,000	222,491	$6,748,152
Jeffrey L. Johnson	43,191	52,573	5,200	81,274	2,465,040
Peyton H. Owen, Jr.	27,947	15,418	2,705	40,280	1,221,692
Stanley M. Stevens	17,912	26,936	21,000	65,258	1,979,275
Marsha C. Williams	32,520	37,989	17,100	74,710	2,265,954

Distributions are paid on all restricted common share awards at the same rate as on unrestricted common shares.

(6)	Securities underlying options are reported in the year granted. In the event of a change in control, under the terms of the share option agreements, all unvested options would become immediately vested.

(7)	Amounts shown for 2005 consist of the following employer-paid benefits:

	Kincaid	Johnson	Owen	Stevens	Williams

401K Employer Contribution	$8,400	$8,400	$8,400	$8,400	$8,400
401K Profit Sharing Contribution	2,100	2,100	2,100	2,100	2,100
Life Insurance Premiums	540	477	413	474	455
AD&D Insurance Premiums	90	79	69	79	76
Disability Insurance Premiums	381	381	381	381	381

(8)	Mr. Kincaid was appointed President effective November 14, 2002 and Chief Executive Officer effective April 1, 2003. Mr. Kincaid’s service prior to November 14, 2002 was as Executive Vice President, Chief Financial Officer and Chief Operating Officer.

(9)	Mr. Johnson became an employee and an executive officer of Equity Office effective May 1, 2003. For 2003, the “Salary” column includes $83,904 of salary paid in cash and $300,000 paid in the form of stock options for 125,000 common shares, based on a per share present value of $2.40 at the date of grant calculated using the Black-Scholes option-pricing model.

2005 Option Grants
      The following table shows the number and value of share options granted to each Named Executive Officer in 2005.

	Individual Grants

		Percent of
	Number of	Total
	Securities	Options
	Underlying	Granted to	Exercise
	Options	Employees in	Price Per		Grant Date
	Granted	Fiscal Year	Common	Expiration	Present
Name	(1)	2005	Share (2)	Date	Value (3)

Richard D. Kincaid	316,456	8.6%	$29.52	02/25/2015	$750,000
Jeffrey L. Johnson	179,325	4.9%	29.52	02/25/2015	425,000
Peyton H. Owen, Jr.	116,034	3.2%	29.52	02/25/2015	275,000
Stanley M. Stevens	74,367	2.0%	29.52	02/25/2015	176,250
Marsha C. Williams	135,021	3.7%	29.52	02/25/2015	320,000

(1)	All options were granted at the fair market value of the Equity Office common shares as of the date of grant. Options granted are for a term of ten years from the date of grant and vest in three annual installments over three years beginning on the first anniversary of the grant date.

(2)	The exercise price shown for the options granted is the closing price of the Equity Office common shares as listed on the NYSE on the trading date immediately preceding the date of grant.

(3)	As permitted by SEC rules, Equity Office elected to represent the present value of the share options at the date of grant set forth in this table calculated using the Black-Scholes option-pricing model. Equity Office’s use of this model should not be construed as an endorsement of its accuracy at valuing options. All share option models require a prediction about the future movement of the share price. The following assumptions were made for purposes of calculating grant date present value: expected life of seven years, volatility of 21%, risk-free interest rate of 4.1% and a dividend yield of 7.0%. The actual value of the options in this table depends upon the actual performance of Equity Office’s common shares during the applicable period the options are exercisable. The dollar amounts in this column are not intended to forecast potential future appreciation, if any, of Equity Office’s common shares.
Option Exercises and Fiscal Year-End Option Values
      The following table shows information concerning the exercise of stock options during 2005 and the number and value of share options (exercisable and unexercisable) for each of the Named Executive Officers as of December 31, 2005.

	Common		Number of Securities		Value of Unexercised In-the-
	Shares		Underlying Unexercised		Money Options at 12/31/05
	Acquired on		Options at 12/31/05 (#)		($) (2)
	Exercise	Value
Name	(#)	Realized($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Richard D. Kincaid	110,000	$886,050	616,025	598,920	$1,415,686	$1,082,195
Jeffrey L. Johnson	0	0	288,311	349,701	1,105,033	584,082
Peyton H. Owen, Jr.	0	0	19,113	154,260	34,212	162,412
Stanley M. Stevens	0	0	382,327	154,102	975,258	300,434
Marsha C. Williams	0	0	114,907	245,457	443,623	386,421

(1)	Value realized is determined by subtracting the exercise price from the fair market value on the date of exercise.

(2)	Represents the fair market value of a common share on December 30, 2005 ($30.33) less the option exercise price. An option is “in the money” if the fair market value of the common shares subject to the option exceeds the option exercise price.

Change in Control Agreements
      Equity Office has entered into change in control agreements with each of the Named Executive Officers as well as certain other members of senior management to address the terms and conditions of their employment in the event of a change in control. A change in control will generally be deemed to have occurred upon (a) a third party’s acquisition of 30% or more of the combined voting power of Equity Office’s voting securities, (b) shareholder approval of a merger, consolidation or other similar reorganization transaction if the shareholders prior to the transaction hold less than 70% of the voting power of the outstanding voting securities of Equity Office after the transaction and the individuals constituting the Board of Trustees prior to the transaction represent less than a majority of the Board of Trustees after the transaction, (c) shareholder approval of a complete liquidation or dissolution of Equity Office, (d) shareholder approval of an agreement for the sale or other disposition of all or substantially all of the assets of Equity Office (other than to an entity of which at least 70% of the voting shares are owned directly or indirectly by Equity Office), or (e) the rejection of the entire slate of trustees that the Board proposes at a single election of trustees or the rejection of one-half or more of the trustees that the Board proposes over any two or more consecutive elections of trustees.
      Under the change in control agreements, in the event that the executive officer is dismissed within two years following the effective date of a change in control “without cause” or resigns for “good reason” (as these terms are defined in the change in control agreements), the executive officer would be entitled to all accrued but unpaid compensation and benefits in a lump sum cash payment consisting of the executive officer’s base salary and pro-rated bonus through the date of termination and a severance payment equal to a multiple of 2.5 for each of the Named Executive Officers (a multiple of 3 for Mr. Kincaid) times the sum of (a) the greater of (x) the executive officer’s annual base salary, at the rate in effect immediately before the change in control, and (y) the executive officer’s annual base salary, at the rate in effect immediately before his or her termination of employment, and (b) the average of the executive officer’s annual bonus for the last three fiscal years. The executive officer and his or her dependents would also continue to be eligible to participate for a period equivalent in years to the multiple of base salary described above in the medical and certain other benefit plans, and all share options and restricted share awards held by the executive officer would become immediately vested, to the extent not previously accelerated. A portion of the performance shares awarded under the new Strategic Long-Term Incentive Program (described below under “Report of the Compensation Committee on Executive Compensation”) would be paid out based on our relative total shareholder return for the portion of the performance period ending on the termination date using the same method as if the executive officer had completed the three-year performance period, but appropriately adjusted to account for the shorter period. In addition, under the change in control agreements, if any payments made to the executive officer would result in an excise tax imposed by Section 4999 of the Internal Revenue Code, the executive officer would become entitled to receive a tax reimbursement payment that would put the executive officer in the same financial position after-tax that he would have been in if the excise tax did not apply to such amounts.
Report of the Compensation Committee on Executive Compensation

Overview
      The Compensation Committee of the Board of Trustees, composed exclusively of independent trustees, has the responsibility to review and approve compensation and benefit programs for all senior officers of Equity Office. In addition, the Compensation Committee reviews compensation and benefit policies applicable to all employees of Equity Office. The Compensation Committee has directly retained an independent executive compensation consultant to ensure Equity Office’s compensation programs are competitive and appropriate given Equity Office’s business priorities.
      The Compensation Committee has followed a philosophy of providing highly competitive pay opportunities to its executives, tied heavily to Equity Office’s performance, in order to attract, motivate and retain top-caliber individuals. This philosophy is implemented through a combination of base salary, annual incentive bonus, and long-term incentive compensation in the form of share options and restricted share grants. Aligning the interests of executives and shareholders is an underpinning of Equity Office’s pay philosophy. This aspect of Equity Office’s philosophy is implemented by delivering a significant portion of total remuneration through share-based pay (on average, over 60% of the total remuneration for Equity Office’s executive officers in 2005 was delivered in share options and restricted shares) and establishing stock ownership guidelines for senior management with values ranging from 2 to 5 times base salary.
      The competitive market for Equity Office’s executive talent is represented by a broad spectrum of companies. As such, in setting executive pay targets, the Compensation Committee reviews market pay data for executives from other large public real estate investment trusts (which we refer to as “REITs”), the real estate industry in general and non-real estate companies of comparable revenues to Equity Office. Equity Office’s compensation program is designed with compensation targets set at the 75th percentile pay level of REIT practices (reflective of Equity Office’s size as compared to similar organizations) for real estate-specific positions and at the 50th percentile pay level of non-real estate companies of comparable size for all other positions.
      During 2005, the Compensation Committee approved a change to restricted share awards beginning with awards to be made in 2006 for executives at the level of senior vice president and higher (except for any Senior Vice President — Investments who participates in a separate incentive program) to increase their focus on how performance and business results are reflected in shareholder return. Under the revised program that we refer to as our Strategic Long-Term Incentive Program, 50% of the target value previously delivered through service-vesting restricted shares will now be delivered in “performance shares.” A portion ranging from 0% to 200% of the performance share grant will vest after three years based on Equity Office’s three-year total shareholder return (TSR) relative to the three-year TSR of the companies in the Cohen & Steers Realty Majors Index (which is a group of large REITs spanning multiple sectors). The Committee believes that these performance share awards will further strengthen the alignment of interests between executives and shareholders.

Types of Compensation
      The three major components of executive compensation provided to Equity Office executives are base salary, annual incentive bonus and long-term/equity compensation in the form of share options and restricted shares (and, beginning in 2006, the performance shares).
      Base Salary. Compensation levels for each position are based on a combination of the competitive pay data (developed using the above-referenced reviews of market pay data) for the position, the position’s level of responsibility and the individual’s performance. Base salary levels increased modestly for most exempt employees in 2005 consistent with market practice.
      Annual Incentive Bonus. Incentive compensation, in the form of annual bonus awards, is structured in a manner that is intended to motivate senior officers and all other eligible employees by linking bonus awards to company, team and individual performance. Specific company performance measures considered in bonus determinations include, but are not limited to, funds from operations and the level of tenant improvement and leasing expenditures.
      Each bonus-eligible employee is assigned a target award opportunity, expressed as a percentage of the individual’s base salary. The target award opportunities for non-executive officer employees range from 4% to 100% of salary depending on position and salary grade. The target award opportunities for executive officers range from 50% to 100% of salary depending on position and salary grade. These target awards are intended to be representative, in aggregate, of target bonus awards illustrated by the competitive pay data. Actual awards may be more or less than target, depending on the performance of Equity Office, the individual and, in some cases, the individual’s work group. The performance assessment is based on the judgment of management and the Compensation Committee as to the performance of Equity Office, the individual or the individual’s work group, as opposed to an explicit formula.
      Management makes recommendations for awards for the year based on its assessment of performance for all participants except the President and Chief Executive Officer. The Compensation Committee is

responsible for reviewing and approving management’s recommendations and for determining an award for the President and Chief Executive Officer. The Compensation Committee has the discretion to make these awards in cash or shares.
      The Compensation Committee reviewed management’s recommendations relative to 2005 bonus awards (which were based on the previously mentioned factors) and took into consideration its own assessment of Equity Office’s and individual performance in determining and approving final awards. For 2005, the Compensation Committee concluded that Equity Office’s employees continued to execute on the executive team’s strategic plan and therefore approved an incentive bonus pool based on 2005 performance of 100% of the targeted amounts for employees below the senior vice president level. However, there were several important financial and operating performance targets (such as funds from operations, occupancy and the level of tenant improvement expenditures) that were not met by Equity Office. As a result, the incentive bonus pool for senior officers (i.e., Senior Vice Presidents and above) was set at 75% of the targeted amounts, except for senior officers in our Investments group. The incentive bonus pool for senior officers in the Investments group was set at 100% in recognition of the extraordinary acquisition/ divestiture activity completed during 2005. These pools were allocated to individuals based on the relative performance of each individual in the program, resulting in awards for 2005 performance for the named executive officers, other than the Executive Vice President and Chief Investment Officer, of approximately 75% of target. The Executive Vice President and Chief Investment Officer received an incentive bonus award for 2005 performance of 100% of target because of the 2005 acquisition/ divestiture activity mentioned above.
      Share Options and Restricted Share/ Performance Share Awards. The Compensation Committee strongly believes that the interests of shareholders are best served by providing employees the opportunity to become shareholders. This is achieved through the granting of share options and restricted share awards to all eligible employees and, beginning in 2006, the issuance of performance share awards to senior executives, thus maximizing the employee’s incentive for superior shareholder value creation. The members of the Compensation Committee believe that superior executive performance, over the long term, will enhance long-term share performance and that such arrangements further reinforce management’s goals and incentives to achieve shareholder objectives.
      The Compensation Committee uses competitive pay data and an assessment of the achieved performance of each senior officer to determine the number of share options and restricted shares awarded to each such officer. In situations where the market value of the Equity Office shares declined to a level that was below the exercise price of options granted, Equity Office has not repriced or reissued the options and has no present intention of doing so in the future (absent the occurrence of a recapitalization, reorganization or other capital transaction). This applies to options already granted and any new options. The Compensation Committee is responsible for reviewing and approving management’s recommendations of awards for senior management and for determining awards for the President and Chief Executive Officer. Share option (vesting over a three-year period) and restricted share (vesting over a four-year period) grants were made in February 2005 to named executive officers other than the CEO and President consistent with Equity Office’s established grant policies at an amount ranging from approximately 98% to 113% of targeted long-term incentive amounts.
      In determining the Equity Office long-term incentive grants made effective in February 2006, the Compensation Committee used a different approach for senior officers and the balance of the eligible employees as follows:

1.	Since the 2005 target incentive bonus pool for senior officers was set at 75% of target amounts, the Compensation Committee chose to make long-term incentive grants for 2006 to senior officers of approximately 100% of target amounts. Of these amounts, however, 37 1/2 % of the target amount of each grant was generally made in performance shares under the Strategic Long-Term Incentive Program described above, rather than in restricted shares as had historically been granted.

2.	Since the 2005 target incentive bonus pool for other eligible employees was set at approximately 100% of target amounts, long-term incentive grants for 2006 were set at 75% of target amounts payable in restricted shares, and no options were granted.

Chief Executive Officer’s Compensation
      As with all executive positions, the Compensation Committee, through its independent advisor, benchmarked Mr. Kincaid’s compensation to the designated market comparisons. On the basis of this information, Mr. Kincaid’s annual base salary was observed to be below desired market levels. As a result, his annual base salary was increased from $650,000 to $750,000 in 2005.
      In addition, in March 2006, Mr. Kincaid was awarded a bonus for 2005 performance of $562,500, or 75% of his target bonus opportunity for 2005. This amount was determined based on the Compensation Committee’s assessment of Equity Office’s performance in a challenging real estate market during 2005 and information made available by the independent compensation consultant regarding Mr. Kincaid’s level of compensation relative to market data.
      Mr. Kincaid also received 316,456 share options and 76,220 restricted shares during 2005 as long-term incentive compensation. These share amounts were determined consistent with the methodology used by the Committee to determine all share and option grants made in 2005.

Perquisites
      Perquisites for executives at Equity Office are very modest. The principal perquisite used by any named executive officer is Mr. Kincaid’s personal use of the company aircraft. This use is taxable to him, valued for tax purposes using the IRS Standard Industry Fare Level (SIFL) tables. During 2005, Mr. Kincaid was taxed approximately $52,000 for personal travel. (Please note that this taxable amount was computed using the IRS SIFL tables, which resulted in a different value from that reflected in the Summary Compensation Table above, which was calculated in the manner described in footnote number 4 to the Summary Compensation Table.) Equity Office maintains a Supplemental Retirement Savings Plan pursuant to which eligible employees may elect to defer portions of their compensation (salary, bonus, vesting restricted share awards) as a means to save for retirement or other financial goals. Equity Office makes no contributions to the plan on behalf of the participants. No participant in this plan receives a guaranteed rate of return on his or her deferred amounts, and no executive officer is entitled to receive any higher rate of return on his or her deferred amounts than other participants in the plan. The Equity Office 401K plan, health care and other insurance programs are the same for all salaried employees, including officers. Equity Office does not provide officers or senior employees with personal benefits such as financial/tax planning services, car allowances, reserved parking spaces, country club or other private club memberships, or separate dining facilities.

Policy Regarding Section 162(m)
      Section 162(m) of the Internal Revenue Code limits to $1 million a publicly held corporation’s tax deduction each year for compensation to any “covered employee”, except for certain qualifying “performance-based compensation”. Because Equity Office is a publicly held real estate investment trust, and not a publicly held corporation, Equity Office believes that it has no covered employees whose compensation is subject to the $1 million deduction limit under Section 162(m). However, to the extent that compensation is required to and does not qualify for deduction under Section 162(m), a larger portion of shareholder distributions may be subject to federal income tax expense as dividend income rather than return of capital, and any such compensation allocated to Equity Office’s taxable REIT subsidiaries whose income is subject to federal income tax would result in an increase in income taxes due to the inability to deduct such compensation. Although Equity Office will be mindful of the limits imposed by Section 162(m), even if it is determined that Section 162(m) applies or may apply to certain compensation packages, Equity Office nevertheless reserves the right to structure the compensation packages and awards in a manner that may exceed the limitation on deduction imposed by Section 162(m).

COMPENSATION COMMITTEE

Sheli Z. Rosenberg, Chairman
David K. McKown
Stephen I. Sadove
Sally Susman

Five-Year Performance Comparison
      The following graph compares our shareholder returns (assuming reinvestment of dividends) since December 31, 2000, with the S&P 500 Composite Stock Index and the index of equity REITs prepared by the National Association of Real Estate Investment Trusts (“NAREIT”). The graph assumes an investment of $100 in each of Equity Office, the S&P 500 Index and the NAREIT Index on December 31, 2000. Equity REITs are defined as those companies that derive more than 75% of their income from equity investments in real estate assets. The NAREIT equity index includes all tax-qualified REITs listed on the NYSE, the American Stock Exchange or the NASDAQ Stock Market.
      The points on the graph represent the following numbers:
INDEXED RETURNS

		Year Ended
	Base
Company / Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

EQUITY OFFICE	$100	$98.24	$87.65	$108.22	$118.02	$130.92
S&P 500 INDEX	100	88.11	68.64	88.33	97.94	102.75
NAREIT INDEX	100	115.50	121.53	168.28	219.46	237.64

The Cumulative Five-Year Total Return was prepared for us by S&P’s Investment Services.

Equity Compensation Plan Information
      The following table summarizes information, as of December 31, 2005, with respect to compensation plans (including individual compensation arrangements) that were in effect during fiscal 2005 under which Equity Office common shares are authorized for issuance:

Number of securities
		Weighted-average	remaining available for
	Number of securities to be	exercise price of	future issuance under
	issued upon exercise of	outstanding	equity compensation plans
	outstanding options,	options, warrants	(excluding securities
Plan Category	warrants and rights	and rights	reflected in column (a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders	19,606,490	$28.25	16,186,313	(1)
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total(2)	19,606,490	$28.25	16,186,313	(1)

(1)	Includes 249,822 common shares that may be granted or awarded under the 1997 Share Option and Share Award Plan, 14,595,331 common shares that may be granted or awarded under the 2003 Share Option and Share Incentive Plan, and 1,341,160 common shares issuable under the ESPP.

(2)	Excludes 65,730 Equity Office common shares issuable upon exercise of options that were assumed in prior merger acquisitions that were approved by Equity Office shareholders. If these 65,730 common shares were included in the table above, there would be a total of 19,672,220 shares to be issued upon exercise of outstanding options, warrants and rights with a weighted-average exercise price of $28.23.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Chicago Corporate Headquarters Lease. Equity Office leases approximately 195,000 square feet of office space at Two North Riverside Plaza, Chicago, Illinois from Two North Riverside Plaza Joint Venture Limited Partnership. Two North Riverside Plaza Joint Venture Limited Partnership is a limited partnership comprised of trusts established for the benefit of the families of Samuel Zell and Robert Lurie, a deceased former business partner of Mr. Zell. The trusts established for the benefit of members of Mr. Zell’s family hold approximately 49% of the limited partnership interests in the joint venture. Mr. Zell is Chairman of the Board of Equity Office and also was interim Chief Executive Officer of Equity Office from April 2002 until April 2003. The term of the prior lease for substantially the same space with Two North Riverside Plaza Joint Venture Limited Partnership was from April 1999 through April 2004. In May 2004, we entered into a new lease agreement with Two North Riverside Plaza Joint Venture Limited Partnership for this space, after consideration of the economic terms by the Nominating and Governance Committee and approval of the Board of Trustees (except for Mr. Zell who was not present for the Board’s discussion or action on this matter). Prior to entering into the lease, we also received a written opinion from Deloitte & Touche LLP confirming that the contract rent payable under the lease was within the range of what Deloitte & Touche considered to be a fair market rental rate for comparable space then available in the Chicago central business district, after taking into consideration the lease term, lease type, rental concessions, tenant improvements, leasing commissions, rentable and useable square footage and add-on factors, and the other relevant terms and concessions under the proposed lease. The new lease includes the following economic terms: (a) approximately 195,000 rentable square feet for a term of ten years; (b) base rent of $21.50 per square foot, increasing by $0.50 per square foot on each anniversary of the effective date of the lease extension; (c) landlord’s agreement to provide substantial life safety and other improvements within the building expected to cost approximately $11 million, but at no cost to Equity Office; (d) landlord’s grant to Equity Office of a right of first offer to purchase the building if landlord ever intends to sell it; and (e) our right to terminate the lease without penalty if we cease being the property manager of Two North Riverside Plaza. During 2005, we paid approximately $4.7 million to Two North Riverside Plaza Joint Venture Limited Partnership for such office space.

COMMON SHARE AND UNIT OWNERSHIP BY TRUSTEES
AND EXECUTIVE OFFICERS

      This table indicates how many Equity Office common shares were beneficially owned as of March 31, 2006 by:

•	each current trustee and each nominee for election as a trustee in 2006;

•	each executive officer named in the Summary Compensation Table not also listed as a trustee; and

•	trustees and executive officers as a group.
      In general, “beneficial ownership” includes those common shares a trustee or executive officer has the power to vote or the power to dispose and share options or warrants that are exercisable currently or become exercisable or redeemable within 60 days. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all securities shown as beneficially owned by them.
      As additional information, we have provided the number of units of EOP Operating Limited Partnership (“EOP Partnership”) and the number of phantom share units held by these individuals and the group as of March 31, 2006.

					EOP		Percentage of
	Common		Options		Partnership		all Common
	Shares		Exercisable	Percentage of	Units and		Shares and
	Beneficially		within	all Common	Phantom		EOP Partnership
Name	Owned(1)		60 days	Shares(1)	Share Units(2)		Units(2)(3)

Marilyn A. Alexander	0		0	*	4,547		*
Thomas E. Dobrowski(6)	1,881		116,094	*	2,226		*
William M. Goodyear	22,857		116,094	*	21,559		*
James D. Harper, Jr.	2,793		163,344	*	20,951		*
Richard D. Kincaid	186,867		902,674	*	386,486		*
David K. McKown	5,780		116,094	*	20,495		*
Sheli Z. Rosenberg	115,186	(4)	195,344	*	212,873	(5)	*
Stephen I. Sadove	3,779		0	*	3,757		*
Sally Susman	1,889		0	*	3,757		*
Jan H.W.R. van der Vlist(6)	897		0	*	0		*
Samuel Zell	320,075	(7)	4,066,705	1.2%	1,934,960	(8)	1.7%
Jeffrey L. Johnson	93,794		459,316	*	41,076		*
Peyton H. Owen, Jr.	49,091		76,904	*	15,844		*
Stanley M. Stevens	59,019	(9)	459,137	*	130,666	(10)	*
Marsha C. Williams	98,496		225,029	*	12,698		*
Trustees and executive officers as a group (18 persons including those named above)	1,076,899		7,252,385	2.2%	2,865,519	(11)	3.0%

*	Less than 1%.

(1)	The number of common shares beneficially owned is based on SEC regulations regarding the beneficial ownership of securities. Percentages are based on a total of 367,099,955 common shares outstanding as of March 31, 2006 plus common shares subject to options held by the individual (or group) exercisable within sixty days after March 31, 2006. The percentage of common shares beneficially owned by a person assumes that all options exercisable within sixty days of March 31, 2006 to acquire common shares held by the person are exercised and that no options to acquire common shares held by other persons are exercised. The number of common shares beneficially owned may include both vested and unvested restricted share awards. See “EXECUTIVE COMPENSATION.”

(2)	EOP Partnership units may be exchanged for Equity Office common shares or, at the election of Equity Office, the cash value of the Equity Office common shares on a one-for-one basis. EOP Partnership units have distribution rights but no voting rights. Phantom share units correspond to shares held by the trustee of the Equity Office Supplemental Retirement Savings Plan (“SRP”). The value of amounts deferred under the SRP may be ultimately paid out in the form of Equity Office common shares or, at the election of Equity Office, in cash, in either case based on an assumed investment in Equity Office common shares referred to as phantom share units. Equity Office is not required to but does permit SRP participants to submit their voting instructions with respect to the common shares held by the SRP trustee relating to the phantom share units. The EOP Partnership units and the phantom share units do represent an economic equivalent to Equity Office common shares, even though the EOP Partnership units and the phantom share units may not represent shares “beneficially owned” by the Equity Office trustees and executive officers in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. Unless indicated otherwise below, the amounts shown in this column of the table reflect only phantom share units.

(3)	Percentages are based on the total of: (i) 367,099,955 common shares outstanding as of March 31, 2006; (ii) common shares subject to options held by the individual (or the group) exercisable within 60 days after March 31, 2006; plus (iii) common shares that would be issued if the individual (or group) redeemed his or her EOP Partnership units and received common shares. Common shares held by the SRP trustee relating to the phantom share units are included in the common shares outstanding. The percentage of common shares beneficially owned by a person assumes that: (i) all options exercisable within sixty days of March 31, 2006 to acquire common shares held by the person are exercised and that no options to acquire common shares held by other persons are exercised; and (ii) all EOP Partnership units held by the person are converted into common shares and that no EOP Partnership units held by other persons are converted into common shares.

(4)	Includes 40,244 common shares held by Ms. Rosenberg’s spouse.

(5)	Includes 191,134 EOP Partnership units and 21,739 phantom share units. Ms. Rosenberg’s spouse owns 17,318 of these 191,134 EOP Partnership units.

(6)	Until their termination of employment from their prior respective employers (September 2005 for Mr. Dobrowski, and December 2005 for Mr. van der Vlist), their employers prohibited them from owning Equity Office common shares. Amounts shown for Mr. Dobrowski include 1,010 unvested restricted share awards (which he must transfer to his former employer under each award’s applicable vesting schedule) and unexercised share options (the proceeds of which he must transfer to his employer at the time they are exercised).

(7)	Includes 260,727 common shares held directly by Mr. Zell, 27,348 common shares held by Samstock/ SZRT, L.L.C. and 32,000 common shares held by the Helen Zell Revocable Trust. The number in the table excludes an additional 1,523,321 common shares in which Mr. Zell has a pecuniary interest but does not have voting or dispositive power. If these excluded shares were included in the table, Mr. Zell would beneficially own approximately 1.6% of the common shares.

(8)	Includes 1,775,065 EOP Partnership units held by Samstock/ SZRT, L.L.C. and 159,895 phantom share units held by Mr. Zell. The number in the table excludes an additional 11,845,754 EOP Partnership units in which Mr. Zell has a pecuniary interest but does not have voting or dispositive power. If these excluded EOP Partnership units and phantom share units were included in the table, Mr. Zell would beneficially own approximately 5.1% of the combined common shares and EOP Partnership units outstanding as of March 31, 2006.

(9)	Mr. Stevens’ spouse holds 49 of the common shares shown.

(10)	Includes 6,927 EOP Partnership units and 123,739 phantom share units.

(11)	Includes 1,973,126 EOP Partnership units and 892,393 phantom share units.

BENEFICIAL OWNERSHIP OF MORE THAN FIVE PERCENT

      The following table sets forth information with respect to persons who are believed by us to beneficially own more than 5% of our outstanding common shares. The percentage of common shares with respect to the number of common shares beneficially owned is as of March 31, 2006. The number of common shares beneficially owned is taken from the most recent Schedule 13D or 13G filed with the SEC on behalf of such persons or other information made available to us as of March 31, 2006. Except as otherwise indicated, the reporting persons have stated that they possess sole voting and sole dispositive power over the entire number of shares reported.

	Number of Shares
Name and Address of	Beneficially	Percentage of
Beneficial Owner	Owned	Common Shares

Dodge & Cox(1)	43,477,272	11.8%
555 California Street 40th Floor San Francisco, CA 94104
The Vanguard Group, Inc.(2)	21,085,532	5.7%
100 Vanguard Blvd. Malvern, PA 19355
Barclays group entities(3):	20,703,938	5.6%
Barclays Global Investors, NA	12,062,578
45 Fremont Street San Francisco, CA 94105
Barclays Global Fund Advisors	7,438,363
45 Fremont Street San Francisco, CA 94105
Barclays Global Investors, LTD	849,444
Murray House 1 Royal Mint Court London, EC3N 4HH
Barclays Global Investors Japan Trust and Banking Company Limited	353,553
Ebisu Prime Square Tower 8th floor 1-1-39 Hiroo Shibuya-Ku Tokyo 150-0012 Japan

(1)	Amendment No. 4 to the Schedule 13G of the reporting person filed with the SEC on February 3, 2006, states that Dodge & Cox has sole power to vote or direct the vote of 40,769,972 common shares, shared power to vote or direct the vote of 435,200 common shares and sole power to dispose or direct the disposition of 43,477,272 common shares. Amendment No. 4 to the Schedule 13G of the reporting person also states that the securities are beneficially owned by clients of Dodge & Cox, which clients may include investment companies registered under the Investment Company Act and/or employee benefit plans, pension funds, endowment funds or other institutional clients.

A provision of Equity Office’s Restated Declaration of Trust prohibits the ownership of more than 9.9% of Equity Office’s outstanding shares by any person unless that person provides to the Board of Trustees information and assurances that the ownership will not cause Equity Office to fail to qualify as a “real estate investment trust” for federal income tax purposes. At the time Dodge & Cox proposed to acquire Equity Office common shares that would have moved its ownership percentage above 9.9%, Dodge & Cox provided written information, agreements and assurances, satisfactory to the Board of Trustees, that supported the Board’s decision to allow Dodge & Cox to own more than 9.9% of the outstanding common shares of Equity Office.

(2)	This information is based on a Schedule 13G filed with the SEC on February 13, 2006 in which it was reported that The Vanguard Group, Inc. has sole power to vote or direct the voting of 427,825 common shares and sole power to dispose or to direct the disposition of 21,085,532 common shares. According to this Schedule 13G filing, Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 427,825 common shares, or 0.11% of the common shares outstanding as of December 31, 2005, as a result of its serving as investment manager of collective trust accounts. The Schedule 13G further states that Vanguard Fiduciary Trust Company directs the voting of these shares.

(3)	This information is based on a Schedule 13G filed with the SEC on February 2, 2006 in which it was reported that the various entities noted above have sole power to vote or direct the voting of a combined 18,889,566 common shares, and sole power to dispose or to direct the disposition of a combined 20,703,938 common shares. According to this Schedule 13G filing, these common shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires our trustees, executive officers and greater-than-ten-percent shareholders to file reports of holdings and transactions in Equity Office shares with the SEC and the NYSE. We believe that, during 2005, all applicable filings under Section 16(a) for our trustees, executive officers and greater-than-ten-percent shareholders were made on a timely basis except that one Form 5 filed in 2005 for 2004 transactions by Virginia Seggerman (Senior Vice President — Chief Accounting Officer) inadvertently omitted one grant of an employee share option that should have been reported on a Form 4. Upon discovery of this omission, an amended Form 5 was promptly filed.

PROPOSAL 2: RATIFICATION OF THE AUDIT COMMITTEE’S
APPOINTMENT OF INDEPENDENT AUDITORS

      The Audit Committee has selected and appointed the firm of Ernst & Young LLP to act as our independent auditors for 2006. Ernst & Young LLP was first engaged to audit our books for the fiscal year ended December 31, 1997 and has served as our auditors since such time. Ratification of the appointment of auditors requires a majority of the votes cast. Any shares not voted, whether by abstention, broker non-vote, or otherwise, have no impact on the vote.
      The Board recommends that Equity Office shareholders vote FOR ratification of the appointment of Ernst & Young LLP.
      Although shareholder ratification of the appointment of our independent auditor is not required by our bylaws or otherwise, we are submitting the selection of Ernst & Young LLP to our shareholders for ratification as a matter of good trust governance practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent public accounting firm at any time if it determines that such a change would be in the best interests of Equity Office and its shareholders. If our shareholders do not ratify the Audit Committee’s selection, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent auditors.
      Representatives of Ernst & Young LLP are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Fees
      The following presents fees billed for audit services rendered by Ernst & Young LLP for the audit of our financial statements for the years ended December 31, 2005 and December 31, 2004, and for fees billed in those two periods for other services rendered by Ernst & Young LLP.
      Audit Fees: $1,371,650 for 2005 and $1,376,250 for 2004. These fees include Sarbanes-Oxley Section 404 compliance audits. (Note: In our 2005 proxy statement, the amount of the fees for these Sarbanes-Oxley related services was included in the amount of “Audit Fees” for 2004, but the description of these services was included with the description of “Audit-Related Fees.”)
      Audit-Related Fees: $748,100 for 2005 and $663,400 for 2004. These fees include stand-alone property and other audits required for loan or venture compliance and employee benefit plan audits.
      Tax Fees: $118,440 for 2005 and $141,771 for 2004. These fees include tax compliance and tax planning services. For 2005, $115,500 of the amount shown relates to fees for tax compliance (for example, preparation of tax returns), and $2,940 relates to fees for tax consulting and advisory services.
      All Other Fees: $0 for 2005 and $0 for 2004.
Preapproval Policies and Procedures
      Our Audit Committee has adopted a pre-approval policy requiring that the Audit Committee pre-approve all audit and permissible non-audit services to be performed by Ernst & Young LLP. Any proposed service that has received pre-approval but which will exceed pre-approved cost limits will require separate pre-approval by the Audit Committee. The Audit Committee has delegated to its Chairman the authority to grant any required approvals between meetings of the Committee, provided that the Chairman reports the details of the exercise of any such delegated authority at the next meeting of the Audit Committee.

SHAREHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING

      Shareholder proposals intended to be presented at the 2007 annual meeting of shareholders must be received by the Secretary of Equity Office no later than December 21, 2006 to be considered for inclusion in our proxy statement relating to the 2007 annual meeting. In addition, any shareholder who wishes to propose a nominee to the Board of Trustees or submit any other matter to a vote at the 2007 annual meeting of shareholders (other than a shareholder proposal included in our proxy materials pursuant to SEC Rule 14a-8) must deliver such information to our Secretary no earlier than February 23, 2007 and not later than March 25, 2007 and must comply with the other provisions and requirements of Article II, Section 13 of our Third Amended and Restated Bylaws, which are on file with the SEC and may be obtained from our Secretary upon request. Our Bylaws are also available in the Investor Relations/ Trust Governance section of our website at www.equityoffice.com.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

      The Board knows of no other matters to be presented for shareholder action at the annual meeting. If any other matters are properly presented at the meeting for action, it is intended that the persons named in the proxies will vote upon such matters in accordance with their discretion.

OTHER INFORMATION

      Equity Office will pay the cost of its proxy solicitation. In addition to soliciting proxies by mail, we have engaged MacKenzie Partners, Inc., a proxy solicitation firm, to assist in obtaining proxies from our common shareholders on a timely basis. We will pay MacKenzie Partners, Inc.’s reasonable out-of-pocket expenses plus a $6,500 fee for these services. We will, upon request, reimburse brokers, banks and other nominees for their reasonable expenses in sending proxy material to their principals and obtaining their proxies.
      We also expect that some of our employees may solicit Equity Office common shareholders personally and by telephone. None of these employees will receive any additional or special compensation for doing this.

By Order of the Board of Trustees

Stanley M. Stevens
Executive Vice President, Chief Legal
Counsel and Secretary
Chicago, Illinois
April 20, 2006

SKU# EOP-PS-06

PROXY

EQUITY OFFICE PROPERTIES TRUST
Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606
This Proxy is being solicited on behalf of the Board of Trustees for the Annual Meeting of Shareholders to be held on May 24, 2006
The undersigned shareholder of Equity Office Properties Trust, a Maryland real estate investment trust (“Equity Office”), hereby appoints Marsha C. Williams and Stanley M. Stevens, or either of them, (the “Proxy Holders”) with full power of substitution, as proxies for the undersigned to represent the undersigned at the Annual Meeting of Shareholders of Equity Office to be held at One North Franklin Street, 3rd Floor, Chicago, Illinois, at 8:30 a.m. (C.D.T.) on Wednesday, May 24, 2006, and any adjournment or postponement thereof (the “Annual Meeting”), and to vote all Common Shares of Beneficial Interest of Equity Office which the undersigned may be entitled to vote at the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such Common Shares.
You are encouraged to specify your choices by marking the appropriate boxes ON THE REVERSE SIDE. The Proxy Holders cannot vote your shares unless you sign and return this card or transmit your voting instructions over the Internet or by telephone as described below.
Note: If you plan to attend the Annual Meeting in person, please let us know by marking this proxy card in the space provided.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE
Telephone and Internet Voting Instructions
You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on May 24, 2006.
Maryland law permits a shareholder to authorize another person to act as proxy and to transmit that authorization to the proxy by any telephonic or electronic means.

•	Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	•	Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE

•	Follow the simple instructions provided by the recorded message.	•	Enter the information requested on your computer screen and follow the simple instructions.
VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.
THANK YOU FOR VOTING

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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	Least Address Line	000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext C 1234567890 J N T

☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card	C0123456789

A	Election of Trustees PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.
1. Authority to vote for the election as trustees of the ten nominees of the Board listed below.

Nominees:
	For	Withhold		For	Withhold		For	Withhold

01 - Marilyn A. Alexander	☐	☐	05 - Richard D. Kincaid	☐	☐	09 - Jan H.W.R. van der Vlist	☐	☐

02 - Thomas E. Dobrowski	☐	☐	06 - Sheli Z. Rosenberg	☐	☐	10 - Samuel Zell	☐	☐

03 - Willian M. Goodyear	☐	☐	07 - Stephen I. Sadove	☐	☐

04 - James D. Harper, Jr.	☐	☐	08 - Sally Susman	☐	☐
B	Issues
The Board of Trustees recommends a vote FOR the following Proposal.

		For	Against	Abstain
2.	Ratification of the Audit Committee's appointment of Ernst & Young LLP as independent auditors.	☐	☐	☐

3.	In their discretion, the Proxy Holders are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Mark this box with an X if you plan to attend the meeting.		☐

C	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.
This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the Proxy will be voted FOR the election of the ten nominees, FOR item 2 and otherwise in the discretion of the Proxy Holders.
Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title under signature.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

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